NEWS RELEASE

Exhibit 99.1

Vanguard Natural Resources to Acquire Natural Gas and
Liquids Assets in Colorado and Wyoming

Houston – November 1, 2012 - (Business Wire) – Vanguard Natural Resources, LLC (NYSE: VNR) (“Vanguard” or “the Company”) today announced it has entered into a definitive agreement to acquire natural gas and liquids assets in the Piceance Basin in Colorado and the Powder River and Wind River Basins in Wyoming for a purchase price of $335 million from Bill Barrett Corporation. The effective date of the acquisition is October 1, 2012 and the Company anticipates closing this acquisition on or before December 31, 2012.

Scott W. Smith, President and Chief Executive Officer, commented, “After both a successful bond and equity offering we are very pleased to sign an agreement that will put some of our new liquidity to work.  These assets will be a great addition to our portfolio as they exhibit the characteristics we are looking for: a mature developed production base, predictable operating costs and significant free cash flow with very limited need for reinvested capital based on our acquisition structure.”

Significant benefits expected from the acquisition include:

•	Immediately accretive to distributable cash flow;

•	Proved reserves of approximately 300 Bcfe based on forward strip pricing. Proved reserves are divided geographically as follows:

	Proved Reserves
Basins	Natural Gas (Bcf)	Oil (MMBl)	NGL (MMBl)	Total (Bcfe)	% Proved Developed
Piceance	111.8	3.3	7.6	177.1	81%
Wind River	45.2	0.3	0.0	46.9	100%
Powder River	76.4	0.0	0.0	76.4	66%
Total	233.4	3.6	7.6	300.4	80%

•	Current net production of approximately 65 MMcfe/d divided geographically as follows:

	Current Net Production
Basins	Natural Gas (MMcf/d)	Oil (MBbl/d)	NGL (MBbl/d)	Total (MMcfe/d)	% Natural Gas
Piceance	17.7	0.2	1.2	26.3	67%
Wind River	10.1	0.1	0.0	10.4	97%
Powder River	28.3	0.0	0.0	28.3	100%
Total	56.1	0.3	1.2	65.0	86%

•	Reserve to production ratio of approximately 13 years;

•
Escalating working interest in Piceance Basin.  Working interest begins at 18% but increases to 21% on January 1, 2014, increases to 24% on January 1, 2015 and remains at 26% beginning on January 1, 2016.  This structure was designed to maintain cash flow from the acquisition without the need for any capital spending until 2016.  By hedging natural gas at increasing strip pricing each successive year and having an increased working interest each successive year in the Piceance Basin we offset the impact of the expected natural production declines and consequently, the cash flow remains relatively stable through 2016;

•	Vanguard intends to significantly hedge the expected natural gas and oil production through 2016 and the expected natural gas liquids production in 2013;

•	Expands the Wyoming operating base with the addition of two offices and personnel to handle the Wind River and Powder River operations;

•
Approximately 184,000 net acres in the Wind River Basin (97% undeveloped, 12% HBP with majority of leases expiring in 2015 and beyond) and 67,000 net acres in the Powder River Basin (42% undeveloped, 93% HBP) and 15,000 net acres in the Piceance Basin (37% undeveloped, 95% HBP); and

•
Significant number of proved drilling locations in the Piceance Basin that can be drilled at attractive rates of return in a $4.50 natural gas price environment.  In addition, there are a significant number of proved drilling locations in the Powder River Basin that are not economically attractive at current strip pricing but would be viable projects in an improved pricing environment.

The Company intends to fund this acquisition with borrowings under its existing reserve-based credit facility. Vanguard anticipates that after closing this acquisition and the banks perform an interim borrowing base redetermination, Vanguard will have ample liquidity to continue its growth through acquisitions strategy.

Conference Call

Management will discuss this acquisition during its third quarter 2012 earnings call scheduled at 11:00 a.m. Eastern Time (10:00 a.m. Central) today.

To access the call, please dial (877) 941-6010 or (480) 629-9773 for international callers and ask for the “Vanguard Natural Resources Conference Call.” The conference call will also be broadcast live via the Internet and can be accessed through the Investor Relations section of Vanguard’s corporate website, http://www.vnrllc.com.

A telephonic replay of the conference call will be available through December 1, 2012 and may be accessed by calling (303) 590-3030 and using the pass code 4571904#. A webcast archive will be available on the Investor Relations page at www.vnrllc.com shortly after the call and will be accessible for approximately 30 days. For more information, please contact Lisa Godfrey at (832) 327-2234 or email at lgodfrey@vnrllc.com.

About Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of oil and natural gas properties. The Company's assets consist primarily of producing and non-producing oil and natural gas reserves located in the Permian Basin in West Texas and New Mexico, the Big Horn Basin in Wyoming and Montana, the Arkoma Basin in Arkansas and Oklahoma, the Williston Basin in North Dakota and Montana, in Mississippi, and in South Texas. More information on Vanguard can be found at www.vnrllc.com.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the "Risk Factors" section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

SOURCE: Vanguard Natural Resources, LLC

CONTACT: Vanguard Natural Resources, LLC
Investor Relations
Lisa Godfrey, 832-327-2234
investorrelations@vnrllc.com